Exhibit 99.4(C)
EXCHANGE AGREEMENT
          THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of October 18, 2009 by and among Brickell Bay Acquisition Corp., a Delaware corporation (the “Company”), and William Jones (the “Exchanger”). Certain definitions are set forth in Section 5 of this Agreement. Subject to Section 8 hereof, this Agreement shall become effective (the “Effective Date”) upon the Closing Date as defined in the Merger Agreement.
          WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 18, 2009, by and among the Company, Brickell Bay Merger Corp. and Allion Healthcare, Inc. (“Allion”).
          WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Exchanger desires to exchange shares of Allion’s Common Stock (as such term is defined in the Merger Agreement) as set forth on Exhibit A attached hereto (the “Exchange Shares”) having a per share purchase price for each such security as set forth on Exhibit A attached hereto (the aggregate purchase price for the shares of Allion’s Common Stock to be exchanged by the Exchanger shall be referred to herein as the “Rollover Amount”).
          WHEREAS, the Exchanger believes that it is in his best interests to enter into this Agreement and consummate the transactions contemplated hereby and by the Merger Agreement.
          NOW, THEREFORE, the parties hereto hereby agree as follows:
          1. Acquisition of Rollover Stock.
     (a) Immediately prior to the Effective Time (as such term is defined in the Merger Agreement), the Exchanger shall surrender to the Company the Exchanger’s Exchange Shares (and the certificate(s) representing such Exchange Shares accompanied by duly executed stock powers), free and clear of all Liens (as defined in the Merger Agreement), and, simultaneously with such surrender, the Company shall issue to the Exchanger a certain number of shares of the Company’s Senior Preferred Stock, par value $0.01 per share (the “Senior Preferred Stock”), Junior Preferred Stock, par value $0.01 per share (the “Junior Preferred Stock,” and together with the Senior Preferred Stock, the “Preferred Stock”) and Common Stock, par value $0.01 per share (the “Common Stock,” and together with the Preferred Stock, with respect to the Exchanger, the Exchanger’s “Rollover Stock”), as set forth opposite the Exchanger’s name on Exhibit A attached hereto (the “Exchange”). Such Rollover Stock issued to the Exchanger shall have an aggregate value equal to the Rollover Amount.
     (b) In connection with the acquisition of the Rollover Stock hereunder, and the execution, delivery and performance of this Agreement and the other agreements to which the Exchanger is a party (collectively, the “Documents”), the Exchanger represents and warrants to the Company that:
     (i) The Exchanger is acquiring the Rollover Stock for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Exchanger understands that the Rollover Stock has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Exchanger’s representations as expressed herein. The Exchanger is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission.

     (ii) The Exchanger has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Rollover Stock and has had full access to such other information concerning the Company as he has requested.
     (iii) The Exchanger has had the opportunity to consult his own tax advisors with respect to the tax consequences to himself of the purchase, receipt or ownership of the Rollover Stock, including the tax consequences under federal, state, local, and other income tax laws of the United States or any other country and the possible effects of changes in such tax laws. The Exchanger acknowledges that none of the Company, its subsidiaries, affiliates, successors, beneficiaries, heirs and assigns and its and their past and present directors, officers, employees, and agents (including, without limitation, their attorneys) makes or has made any representations or warranties to the Exchanger regarding the tax consequences to the Exchanger of the purchase, receipt or ownership of the Rollover Stock, including the tax consequences under federal, state, local and other tax laws of the United States or any other country and the possible effects of changes in such tax laws.
     (iv) The Exchanger is the legal and beneficial owner of the Exchange Shares as set forth opposite his or her name on Exhibit A attached hereto, free and clear of any Liens (as defined in the Merger Agreement).
     (v) This Agreement constitutes the legal, valid and binding obligation of the Exchanger, enforceable in accordance with its terms (except as enforceability may be limited by principles of public policy, applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally or general principles of equity (regardless of whether considered and applied in a proceeding at law or in equity)), and the execution, delivery and performance of this Agreement by the Exchanger does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Exchanger is a party or any judgment, order or decree to which the Exchanger is subject.
     (vi) The Exchanger is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Rollover Stock.
     (vii) The Exchanger acknowledges that none of the Company or any of its officers, directors, representatives or affiliates has given the Exchanger any investment advice, credit information, or opinion on whether the exchange of the Exchange Shares for the Rollover Stock is prudent. The Exchanger has not relied on the Company to furnish or make available any documents or other information regarding the credit, affairs, financial condition or business of the Company, or any other matter concerning the Company. Except as set forth herein, the Company acknowledges none of the Company or any of its officers, directors, representatives or affiliates has made any representation or warranty to the Exchanger.

     (viii) The Exchanger acknowledges and agrees that there may be additional issuances of shares of Preferred Stock, Common Stock or other equity securities of the Company after the date hereof and the Preferred Stock and Common Stock equity interest of the Exchanger may be diluted pro rata in connection with any such issuance.
     (c) As an inducement to the Company to issue the Rollover Stock to the Exchanger, and as a condition thereto, the Exchanger acknowledges and agrees that neither the issuance of the Rollover Stock to the Exchanger nor any provision contained herein shall entitle the Exchanger to remain in the employment of the Company or any of its Subsidiaries or affect the right of the Company or any such Subsidiary to terminate such the Exchanger’s employment at any time for any reason.
     (d) Upon execution of this Agreement by the Exchanger, the Exchanger’s spouse shall execute the Consent in the form of Exhibit B attached hereto.
          2. Restrictions on Transfer of Rollover Stock.
     (a) Transfer of Rollover Stock. The holders of Rollover Stock shall not Transfer any interest in any shares of Rollover Stock, except pursuant to (i) the provisions of Sections 6 and 8(c) of the Stockholders Agreement or (ii) an Approved Sale (as defined in Section 4 of the Stockholders Agreement).
     (b) Termination of Restrictions. The restrictions set forth in this Section 2 will continue with respect to each share of Rollover Stock (and will survive any Transfer thereof) until the earlier of (i) the Company’s initial Public Offering or (ii) the date on which such Rollover Stock has been Transferred in a transaction pursuant to any of clauses (i) through (ii) of Section 2(a) (provided that any transfer restrictions set forth in the Stockholders Agreement shall continue to apply to such Transferred shares of Rollover Stock to the extent set forth in the Stockholders Agreement).
          3. Additional Restrictions on Transfer of Rollover Stock.
     (a) Legend. The certificates representing the Rollover Stock will bear a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED AS OF                     , 20     , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN EXCHANGE AGREEMENT BETWEEN THE COMPANY AND A STOCKHOLDER OF THE COMPANY DATED AS OF OCTOBER 18, 2009. A COPY OF SUCH AGREEMENTS MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

     (b) Opinion of Counsel. No holder of Rollover Stock may Transfer any Rollover Stock (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company a written notice describing in reasonable detail the proposed Transfer, together with an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer. In addition, if the holder of the Rollover Stock delivers to the Company an opinion of counsel that no subsequent Transfer of such Rollover Stock shall require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates for such Rollover Stock that do not bear the Securities Act portion of the legend set forth in Section 3(a). If the Company is not required to deliver new certificates for such Rollover Stock not bearing such legend, the holder thereof shall not Transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 3.
          4. Representations and Warranties of the Company. As a material inducement to the Exchanger to enter into this Agreement and acquire the Rollover Stock, the Company hereby represents and warrants to the Exchanger that:
     (a) Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole. The Company has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company’s Certificate of Incorporation and bylaws which have been furnished to the Exchanger’s counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

     (b) Capital Stock and Related Matters.
     (i) As of the Closing (as such term is defined in the Merger Agreement), the Company shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans other than pursuant to and as contemplated by this Agreement, the other Exchange Agreements (as such term is defined in the Stockholders Agreement), the Purchase Agreement, the Management Purchase Agreements (as such term is defined in the Stockholders Agreement) and the Company’s Certificate of Incorporation. As of the Closing, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except pursuant to this Agreement, the other Exchange Agreements (as such term is defined in the Stockholders Agreement), the Purchase Agreement, the Management Purchase Agreements (as such term is defined in the Stockholders Agreement) and the Company’s Certificate of Incorporation. As of the Closing, all of the outstanding shares of the Company’s capital stock shall be validly issued, fully paid and nonassessable.
     (ii) There are no statutory or, to the best of the Company’s knowledge, contractual stockholders preemptive rights or rights of refusal with respect to the issuance of the Rollover Stock hereunder, except as expressly contemplated in the Stockholders Agreement or provided in the Purchase Agreement. Based in part on the investment representations of the Investor in Section 4 of the Purchase Agreement and of the Exchanger in Section 1(c) hereof, the Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Rollover Stock hereunder do not and will not require registration under the Securities Act or any applicable state securities laws. To the best of the Company’s knowledge, there are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs, except for this Agreement, the other Exchange Agreements (as such term is defined in the Stockholders Agreement), the Stockholders Agreement, the Purchase Agreement, the Management Purchase Agreements (as such term is defined in the Stockholders Agreement) and the Registration Agreement.

     (c) Authorization; No Breach. The execution, delivery and performance of the Transaction Documents to which the Company is a party have been duly authorized by the Company. Each Transaction Document and the Company’s Certificate of Incorporation constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of the Transaction Documents to which the Company is a party, the offering, sale and issuance of the Rollover Stock hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and will not (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) constitute a material default under, (c) result in the creation of any material lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any material obligation under, (e) result in a material violation of, or (f) require any material authorization, consent, approval, exemption or other material action by or notice to any court or administrative or governmental body pursuant to, the Certificate of Incorporation or bylaws of the Company, or any law, statute, rule or regulation to which the Company is subject, or any material agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound.
          5. Definitions.
     “Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with it correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership interests, by contract or otherwise).
     “Board” means the Company’s board of directors.
     “Family Group” means an individual’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of the Exchanger and/or the Exchanger’s spouse and/or descendants.
     “Investor” means H.I.G. Healthcare, LLC.
     “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.
     “Public Offering” means the sale in an underwritten public offering registered under the Securities Act of shares of the Company’s Common Stock approved by the Board and managed by a nationally-recognized investment banking firm.
     “Public Sale” means (i) any sale pursuant to a registered public offering under the Securities Act or (ii) any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker (other than pursuant to Rule 144(k) prior to a Public Offering).

     “Purchase Agreement” means that certain Purchase Agreement of even date herewith among the Company and the Investor.
     “Registration Agreement” means that certain Registration Agreement of even date herewith among the Company and certain of its stockholders, as amended from time to time pursuant to its terms.
     “Rollover Stock” means all Common Stock and Preferred Stock acquired by the Exchanger. Rollover Stock will continue to be Rollover Stock in the hands of any holder other than the Exchanger (except for the Company and the Investor and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Rollover Stock will succeed to all rights and obligations attributable to the Exchanger as a holder of Rollover Stock hereunder. Rollover Stock will also include equity of the Company (or a corporate successor to the Company) issued with respect to Rollover Stock (i) by way of a stock split, stock dividend, conversion, or other recapitalization or (ii) by way of reorganization or recapitalization of the Company in connection with the incorporation of a corporate successor prior to a Public Offering.
     “Sale of the Company” means any transaction or series of transactions pursuant to which any person(s) or entity(ies) other than the Investor (including any Affiliate of the Investor) in the aggregate acquire(s) (i) capital stock of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Company’s board of directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Stockholders Agreement” means that certain Stockholders Agreement of even date herewith among the Company and certain of its stockholders, as amended from time to time pursuant to its terms.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

     “Transaction Documents” means this Agreement, the Stockholders Agreement, the Registration Agreement, the Purchase Agreement and each of the other agreements contemplated hereby and thereby.
     “Transfer” means to directly or indirectly sell, transfer, assign, pledge or otherwise dispose of or grant any direct or indirect interest in (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) the applicable property.
          6. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company:

Brickell Bay Acquisition Corp.
c/o H.I.G. Capital, L.L.C.
1001 Brickell Bay Drive, 27th Floor
Miami, Florida 33131
Facsimile: (305) 379-2013
Attention: Brian Schwartz

with a copy to:
(which shall not constitute notice to the Company)

H.I.G. Healthcare, LLC
1001 Brickell Bay Drive, 27th Floor
Miami, Florida 33131
Facsimile: (305) 379-2013
Attention: Brian Schwartz

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Facsimile:(312) 862-2200
Attention: Michael H. Weed

If to the Exchanger:

with a copy to:
(which shall not constitute notice to the Exchanger)

Facsimile:
Attention:

If to the Investor:

H.I.G. Healthcare, LLC
1001 Brickell Bay Drive, 27th Floor
Miami, Florida 33131
Facsimile: (305) 379-2013
Attention: Brian Schwartz

with a copy to:
(which shall not constitute notice to the Investor)

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention: Michael H. Weed
or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.
          7. General Provisions.
     (a) Tax Treatment. Each of the parties hereto intend that the transactions contemplated by Section 1 qualify as part of an exchange of property for stock under Section 351 of the Internal Revenue Code of 1986, as amended. Each of the parties hereto shall prepare and file all tax returns in a manner consistent with such treatment, including filing the statements required by Treasury Regulation §1.351-3 with his, her or its federal income tax return filed for the taxable year in which includes the date of the Closing (as such term is defined in the Merger Agreement).
     (b) Agreements Unchanged. Nothing in this Agreement shall amend, modify, alter or change any of the parties rights or obligations under the Merger Agreement, including, without limitation, the Exchangers’ indemnification obligations hereunder, under the Merger Agreement or under any other agreements pursuant to which they are a party. For purposes of clarity, the Exchanger reaffirms the representations and warranties being made in the Merger Agreement with respect to the Company Stock, which include the Exchange Shares.

     (c) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Rollover Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Rollover Stock as the owner of such stock for any purpose.
     (d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     (e) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith executed in connection with the Purchase Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     (f) Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
     (g) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Exchanger, the Company, the Investor and their respective successors and assigns (including subsequent holders of Rollover Stock); provided that the rights and obligations of the Exchanger under this Agreement shall not be assignable except in connection with a permitted transfer of Rollover Stock hereunder.
     (h) Choice of Law. The law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     (i) Remedies. Each of the parties to this Agreement (and the Investor as a third-party beneficiary) will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

     (j) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company (through its Board), the Exchanger and the Investor.
     (k) No Inducement. The Exchanger hereby represents and warrants that he has not been induced to agree to and execute this Agreement by any statement, act or representation of any kind or character by anyone, except as contained herein. The Exchanger further represents that he has fully reviewed this Agreement and has full knowledge of its terms, and executes this Agreement of his or her own choice and free will, after having received the advice of his attorney(s).
     (l) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
     (m) Code § 409A Amendment. The Company and the Exchanger agree to cooperate to amend this Agreement to the extent reasonably necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Exchanger under Code §409A and any temporary or final treasury regulations and Internal Revenue Service guidance thereunder, but only to the extent such amendment would not (and could not) have an adverse effect on the Company and would not provide the Exchanger with any additional rights, in each case as determined by the Company in its sole discretion.
     (n) Adjustments of Numbers. All numbers set forth herein that refer to share prices or amounts will be appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and other recapitalizations affecting the subject class of stock.
          8. Effectiveness. This Agreement shall be a binding obligation of the parties as of the date it is executed but not effective until the Effective Date; provided that in the event that the Merger Agreement is terminated prior to the Effective Date, this Agreement shall be deemed void and of no further force and effect.
— Signature page follows —

     IN WITNESS WHEREOF, the parties have executed this Exchange Agreement as of the date first written above.

BRICKELL BAY ACQUISITION CORP.
By:	/s/ Brian D. Schwartz
	Name:	Brian D. Schwartz
Its: President

Signature Page to Exchange Agreement

EXCHANGER:
/s/ William Jones
William Jones

Signature Page to Exchange Agreement

EXHIBIT A

					COMPANY	COMPANY
		PER SHARE		COMPANY	SENIOR	JUNIOR
	EXCHANGE	PURCHASE	ROLLOVER	COMMON	PREFERRED	PREFERRED
EXCHANGER	SHARES	PRICE	AMOUNT	STOCK	STOCK	STOCK
William Jones	240,683.47shares of Common Stock of Allion	$6.60	$1,588,510.89	1,064,763.05	523.75	958.29

The Parties agree to amend this Exhibit A as of the Closing to reflect any changes or events as may occur between the date of this Agreement and Closing.

EXHIBIT B
SPOUSAL CONSENT
The undersigned spouse of such Exchanger hereby acknowledges that I have read the foregoing Exchange Agreement and the Stockholders Agreement referred to therein, each executed by the Exchanger and dated as of the date hereof, and that I understand their contents. I am aware that the foregoing Exchange Agreement and Stockholders Agreement impose certain restrictions on such securities (including, without limitation, the transfer restriction thereof). I agree that my spouse’s interest in these securities is subject to these restrictions and any interest that I may have in such securities shall be irrevocably bound by these agreements and further, that my community property interest, if any, shall be similarly bound by these agreements.
                                                                                &nbs p;                             Date:                            , 2009
Spouse’s Name:
                                                                                  ;                             Date:                            , 2009
Witness’ Name: